                       BELGRAVIA INVESTMENT PARTNERS LLC
                        1811 Chestnut Street, Suite 120
                             Philadelphia, PA 19103

                                 June 11, 2003

PRIVATE AND CONFIDENTIAL
------------------------

PerfectData Corporation
110 West Easy Street
Simi Valley, CA 93065

Attention: Harris Shapiro

Dear Mr. Shapiro:

     This is to confirm our Agreement (the "Agreement") between Belgravia
Investment Partners LLC or its designee ("Belgravia") and PerfectData
Corporation, a California corporation ("PerfectData"). You have agreed that
Belgravia has acted as a finder and introducing party with respect to the prospective merger, consolidation or other business combination between Supercom
Ltd. and PerfectData (the "Merger Transaction"). Supercom Ltd. and PerfectData
have entered into a letter of intent dated April 30, 2003 (the "Letter of
Intent") with respect to the Merger Transaction. As used in this Agreement,
PerfectData shall include, if applicable, any entity owned or controlled by, or affiliated with, PerfectData.

     1. As compensation for the services provided by Belgravia in connection with the Merger Transaction, upon consummation of the Merger Transaction,
Belgravia (or its designees) shall be issued warrants (the "Warrants") to purchase such number of shares of Common Stock of PerfectData or any other entity resulting from the Merger Transaction (the "Warrant Shares") equal to one percent (1.0%) of the issued and outstanding shares of Common Stock of
PerfectData, or any other entity resulting from the Merger Transaction (on a fully-diluted basis), after giving effect to the consummation of the Merger
Transaction (the "Transaction Fee"); provided, however, if the net cash (as such net cash amount is calculated for purposes of the definitive merger agreement)
of PerfectData at the closing of the Merger Transaction is less than $2,000,000
(or such lesser amount as provided in the second proviso of Section 5(b) of the
Letter of Intent), then the Transaction Fee shall be reduced to an amount equal to 1.0% multiplied by a fraction, the numerator of which is the net cash at
Closing and the denominator of which shall be $2,000,000 (or such lesser amount as provided in the second proviso of Section 5(b) of the Letter of Intent). The
Warrants shall be exercisable for a five-year period at an exercise price of
$.01 per share. The Warrants shall provide for "piggyback"

registration rights with respect to the Warrant Shares as well as any other registration rights which are granted to the officers, directors and stockholders of Supercom Ltd. (the "Insiders") with respect to shares of Common
Stock received by the Insiders in the Merger Transaction. The Warrants and
Warrant Shares shall be subject to the same lock-up agreement as the directors and executive officers of PerfectData (not including Corey Schlossman).

     2. PerfectData agrees to the indemnification provisions attached hereto as
Annex A (the "Indemnity Provisions"), which provisions are incorporated herein in their entirety and shall survive the termination of this Agreement. Other than as set forth in the Indemnity Provisions, nothing in this Agreement is intended to confer upon any other person (including stockholders, employees or creditors of PerfectData) any rights or remedies hereunder or related hereto.
PerfectData also agrees that Belgravia shall not have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) in contract, tort or otherwise to PerfectData, or to any person claiming through
PerfectData, in connection with the engagement of Belgravia pursuant to this
Agreement and the matters contemplated hereby, except to the extent any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Belgravia.

     3. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement has been duly authorized, executed and delivered by and on behalf of each of PerfectData and Belgravia.

     4. The validity and interpretation of this Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New
York. New York law shall also govern any claims asserted in any suit, action or proceeding arising out of or relating to this Agreement or the Indemnity
Provisions.

     Please confirm that the foregoing correctly sets forth your understanding by signing and returning to us the enclosed duplicate copy of this letter.

Sincerely,

BELGRAVIA INVESTMENT PARTNERS LLC

By:  /s/ Irwin L. Gross
   -------------------------
     Name:  Irwin L. Gross
     Title: Principal

ACCEPTED AND AGREED TO:

PERFECTDATA CORPORATION

By:  /s/ Harris Shapiro
   -------------------------
     Name:  Harris Shapiro
     Title: President

Date: June 11, 2003